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Exhibit 10.35

GUITAR CENTER, INC.
SENIOR EXECUTIVE
PERFORMANCE BONUS PLAN

1.  PURPOSE

        This Senior Executive Performance Bonus Plan (the "Bonus Plan") is intended to provide an incentive for superior work and to motivate eligible executives of Guitar Center, Inc., a Delaware corporation (the "Company"), toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Bonus Plan is for the benefit of Covered Executives (as defined below). The Bonus Plan is designed to ensure the bonuses paid hereunder to Covered Executives are deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and interpretations promulgated thereunder.

2.  COVERED EXECUTIVES

        From time to time, the Compensation Committee of the Board of Directors of the Company (respectively, the "Compensation Committee" and "Board") may select certain key executives who are or who at some future date may be "covered employees" as defined in Section 162(m)(3) of the Code (the "Covered Executives") to be eligible to receive bonuses hereunder.

3.  ADMINISTRATION

        Unless otherwise determined by the Board, this Bonus Plan shall be administered by the Compensation Committee. At all times the Compensation Committee shall consist of at least two members of the Board who shall qualify as "outside directors" under Section 162(m) of the Code. Unless otherwise determined by the Board, the Compensation Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan.

4.  BONUS DETERMINATIONS

        A Covered Executive may receive a bonus payment under the Bonus Plan based upon the attainment of performance objectives which are established by the Compensation Committee and relate to one or more of the following corporate business criteria (the "Performance Goals"): the Company's net income, operating income, after-tax cash flow, earnings per share, return on equity, return on invested capital or assets, funds from operations, cost reductions and savings, appreciation in the fair market value of the Company's stock, or earnings before any one or more of the following items: interest, taxes, depreciation, amortization, or extraordinary or similar non-recurring items or adjustments.

        Any bonuses paid to Covered Executives under the Bonus Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more objective performance objectives relating to the Performance Goals. Bonus formulas for Covered Executives shall be adopted by the Compensation Committee no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period). No bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the performance objectives as required by Section 162(m) of the Code. The Compensation Committee shall have no discretion to increase the amount of a Covered Executive's bonus as determined under the applicable bonus formula.

5.  FORM OF BONUS PAYMENT

        Bonuses payable under this Bonus Plan shall be paid in cash, in a single lump sum.

6.  MAXIMUM BONUS

        The maximum bonus payable to a Covered Executive under the Bonus Plan shall not exceed $1,500,000 with respect to any calendar year.

        The payment of a bonus hereunder to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive's employment by the Company on the last day of the performance period.

        All bonuses paid hereunder shall be subject to applicable state, federal and local tax withholding.

7.  PAYMENT OF BONUSES

        Bonuses shall be payable to a Covered Executive who remains continuously employed by the Company throughout the performance period as soon as practicable following the Compensation Committee's certification in accordance with Section 4 above that the performance objectives with regard to such Covered Executive and performance period have been attained.

8.  AMENDMENT AND TERMINATION

        Subject to the terms of any written employment agreement between a Covered Executive and the Company, as amended, the Company reserves the right to amend or terminate the Bonus Plan at any time in its sole discretion. Any amendments to the Bonus Plan shall require stockholder approval only to the extent required by Section 162(m) of the Code.

9.  STOCKHOLDER APPROVAL

        No bonuses shall be paid under this Bonus Plan unless and until the Company's stockholders shall have approved the Bonus Plan and the Performance Goals as required by Section 162(m) of the Code. So long as the Bonus Plan shall not have been previously terminated by Company, it shall be resubmitted for approval by the Company's stockholders in the fifth year after it shall have first been approved by the Company's stockholders, and every fifth year thereafter. In addition, the Bonus Plan shall be resubmitted to the Company's stockholders for approval as required by Section 162(m) of the Code if it is amended in any way which changes the material terms of the Plan's Performance Goals set forth in the first paragraph of Section 4, including by materially modifying such Performance Goals, increasing the maximum bonus payable under the Bonus Plan or changing the Plan's eligibility requirements.

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GUITAR CENTER, INC. SENIOR EXECUTIVE PERFORMANCE BONUS PLAN